Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-225551

Amendment No. 4 dated May 14, 2019† to PRICING SUPPLEMENT dated October 8, 2015 (To Product Supplement dated October 8, 2015 and Prospectus dated October 31, 2018)

$450,000,000 ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN Series B* due October 16, 2042

The ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN Series B due October 16, 2042 (the “Securities”) is a series of Monthly Pay 2xLeveraged ETRACS linked to the MVIS US Mortgage REITs Index (the “Index”). The Index tracks the overall performance of publicly-traded mortgage REITs that are listed and incorporated in the United States and derive at least 50% of their revenues from mortgage-related activities. The Securities are senior unsecured debt securities issued by UBS AG (UBS). The Securities provide a monthly compounded two times leveraged long exposure to the performance of the Index, reduced by the Accrued Fees (as described below). Investing in the Securities involves significant risks. The Securities are two times leveraged with respect to the Index, and, as a result, will benefit from two times any positive, but will be exposed to two times any negative, compounded monthly performance of the Index. You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its Call Right based on the compounded leveraged monthly performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. You will receive a cash payment upon early redemption based on the monthly compounded leveraged performance of the Index less the Accrued Fees and the Redemption Fee, calculated as described in the accompanying product supplement. The Securities may pay a monthly coupon during their term linked to two times the cash distributions, if any, on the Index Constituent Securities. In addition, for any Securities it sells, UBS Securities LLC may charge purchasers a creation fee, which may vary over time at UBS’s discretion. If the creation fee is applicable, the return on your investment in the Securities will be reduced by the creation fee.

The Securities do not guarantee any return of your initial investment and may not pay any coupon. You may lose some or all of your principal if you invest in the Securities. If the compounded leveraged monthly return of the Index (calculated as described herein) is not sufficient to offset the negative effect of the Accrued Fees (calculated as described in the accompanying product supplement) and, if applicable, the Redemption Fee (calculated as described in the accompanying product supplement) and creation fee (as described above), you may lose some or all of your investment. Any payment at maturity or call, upon early redemption or upon acceleration is subject to the creditworthiness of UBS and is not guaranteed by any third party. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities.

See “Risk Factors” beginning on page PS-1 of this pricing supplement and on page S-17 of the accompanying product supplement for a description of risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency in the United States, Switzerland or any other jurisdiction. An investment in the Securities carries risks that are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield, liquidity and risk profiles and will not benefit from any protection provided to deposits.

The general terms of the Monthly Pay 2xLeveraged ETRACS are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-34 in the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable, and the Coupon Amount, if any. These general terms are supplemented and modified by the specific terms of the Securities listed below and in “Additional Terms of the Securities” on page PS-26 of this pricing supplement. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement. To the extent there are differences between the terms of the Securities described in this pricing supplement and the terms described in the product supplement, the terms of the Securities described in this pricing supplement control.

Issuer:	UBS AG (London Branch)

Series:	Medium-Term Notes, Series B*

Initial Trade Date:	October 8, 2015

Initial Settlement Date:	October 14, 2015

Remaining Term:	Approximately 23.5 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described in the accompanying product supplement.

Maturity Date:	October 16, 2042, subject to adjustment.

UBS Investment Bank	(cover continued on next page)

Pricing Supplement dated May 14, 2019

*

UBS AG Exchange Traded Access Securities (ETRACS) issued prior to June 14, 2015 are part of a series of debt securities entitled “Medium-Term Notes, Series A,” and UBS Switzerland AG is a co-obligor of such debt securities. The Securities are part of a series of debt securities entitled “Medium Term Notes, Series B,” which do not benefit from the co-obligation of UBS Switzerland AG. The Securities are intended to have the same economic terms as the Series A debt securities entitled “ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN due October 16, 2042” (the “Series A REIT ETRACS”), except for (i) the date of issuance of the Securities, (ii) the lack of the co-obligation of UBS Switzerland AG, (iii) the first day on which UBS may exercise its Call Right and (iv) certain other changes relating to the calculation of the Current Principal Amount, Coupon Amounts and Accrued Fees with respect to the initial calendar month of the Securities, intended to conform the terms of the Securities to the Series A REIT ETRACS.

Stated Principal Amount:	$25.00 per Security

Underlying Index:	The return on the Securities is linked to the performance of the MVIS US Mortgage REITs Index. The Index tracks the overall performance of publicly-traded mortgage REITs that are listed and incorporated in the United States and derive at least 50% of their revenues from mortgage-related activity. See “The MVIS US Mortgage REITs Index”.

Coupon Payment Dates:	The 15th Trading Day following each Coupon Valuation Date, commencing on November 20, 2015 (subject to adjustment). The final Coupon Payment Date will be the Maturity Date.

Initial Coupon Valuation Date:	October 30, 2015

Annual Tracking Fee:	0.40% per annum

Financing Spread (component

of the Financing Rate):	0.40% per annum

First Redemption Date:	October 15, 2015

Final Redemption Date:	October 9, 2042

First Call Settlement Date:	The first date that UBS may exercise its Call Right is October 17, 2016.

Current Principal Amount:	For the period from the Initial Trade Date to the initial Monthly Valuation Date (such period, the “Initial Calendar Month”), the Current Principal Amount will equal $13.6835 per Security of any series. For each subsequent calendar month, the Current Principal Amount will be reset as follows on the Monthly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Monthly Valuation Date - Accrued Fees on the applicable Monthly Valuation Date

If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

Current Indicative Value:	The Current Indicative Value will be calculated as described in the accompanying product supplement. As of October 7, 2015, the Current Indicative Value was 14.8663.

Monthly Initial Closing

Level for the Initial Calendar

Month:	283.2, the Index Closing Level on September 30, 2015.

Monthly Reset Dates:	For each calendar month, the Monthly Reset Date is the first Trading Day of that month beginning on November 1, 2015 and ending on October 1, 2042, subject to adjustment.

Monthly Valuation Dates:	For each Monthly Reset Date, the Monthly Valuation Date is the last Trading Day of the previous calendar month, beginning on October 30, 2015 and ending on September 30, 2042, subject to adjustment.

Index Calculation Agent:	Solactive AG

Index Divisor:	As of any date of determination, the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “The MVIS US Mortgage REITs Index — Calculation and Adjustments” beginning on page PS-20.

Calculation Date:	October 7, 2042, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Listing:	The Securities are listed on NYSE Arca under the symbol “MRRL”. There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Indicative Value:	The term “indicative value” refers to the value at a given time and date equal to (i) Current Principal Amount multiplied by the Index Factor calculated using the intraday indicative value of the relevant Index as of such time as the Index Valuation Level, plus (ii) assuming such time and date is the Redemption Valuation Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred; plus (iii) the Stub Reference Distribution Amount, if any, as of such time and date, assuming such time and date is the Redemption Valuation Date, minus (iv) the Accrued Fees as of such time and date, assuming such time and date is the Redemption Valuation Date. The actual trading price of the Securities in the secondary market may vary significantly from the indicative value.

Indicative Value Symbol of

the Securities:	The closing indicative value and of the Securities and the intraday indicative value of the Securities will be published on each Index Business Day under the ticker symbols:

MRRLIV <INDEX> (Bloomberg); ^MRRL-IV (Yahoo! Finance)

Intraday Index Value:	The “Intraday Index Value” means the value, as calculated by the Index Calculation Agent, of the Index, as published by Bloomberg under the symbol “MVMORT” and by Reuters under the symbol “.MVMORT”.

Accrued Tracking Fee:	The Accrued Tracking Fee with respect to the initial Monthly Valuation Date is an amount equal to the product of: (a) the Annual Tracking Fee as of the initial Monthly Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, September 30, 2015, to, and including, the initial Monthly Valuation Date, and the denominator of which is 365.

The Accrued Tracking Fee with respect to any Monthly Valuation Date other than the first Monthly Valuation Date is an amount equal to the product of: (a) the Annual Tracking Fee as of such Monthly Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, such Monthly Valuation Date, and the denominator of which is 365.

The Accrued Tracking Fee as of the last Trading Day of the applicable Measurement Period, or as of the Redemption Valuation Date, as applicable, is an amount equal to the product of: (a) the Annual Tracking Fee calculated as of the last Trading Day of such Measurement Period, or as of such Redemption Valuation Date, as applicable, and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, (i) such last Trading Day of such Measurement Period, or (ii) such Redemption Valuation Date (or if the Acceleration Date or Redemption Valuation Date occurs prior to the initial Monthly Valuation Date, the period from, and excluding, September 30, 2015), as applicable, and the denominator of which is 365.

Accrued Financing Charge:	On the initial Monthly Valuation Date, the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, September 30, 2015 to, and including, the initial Monthly Valuation Date times (ii) the Financing Rate as of such date, divided by (b) 360.

On any subsequent Monthly Valuation Date, the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date to, and including, the then current Monthly Valuation Date times (ii) the Financing Rate as of such date, divided by (b) 360.

The Accrued Financing Charge as of the last Trading Day of the applicable Measurement Period, or as of any Redemption Valuation Date, as applicable, is an amount equal to (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date (or, if the Redemption Valuation Date falls in the Initial Calendar Month, starting from, but excluding, September 30, 2015) to, and including, such last Trading Day in such Measurement Period, or such Redemption Valuation Date, as applicable, times (ii) the Financing Rate as of such date, divided by (b) 360.

The Accrued Financing Charge seeks to compensate UBS for providing investors with the potential to receive a leveraged participation in movements in the Index Closing Level and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities. These charges accrue on a daily basis during the applicable period.

Reference Distribution Amount:	(i) As of the first Coupon Valuation Date, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the “record date” with respect to any such securities for those cash distributions whose “ex-dividend date” occurs during the period from and excluding September 30, 2015 to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of such securities held by such Reference Holder on the “record date” with respect to any such securities for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Stub Reference Distribution Amount:

The “Stub Reference Distribution Amount” as of the last Trading Day in the applicable Measurement Period or as of the Redemption Valuation Date, as applicable, is an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the “record date” with respect to any such securities for those cash distributions whose “ex-dividend date” occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date (or if such Redemption Valuation Date or the Acceleration Date occurs prior to the first Coupon Valuation Date, the period from but excluding, September 30, 2015) to, and including, such last Trading Day of such Measurement Period or such Redemption Valuation Date, as applicable; provided that, for the purpose of calculating the Stub Reference Distribution Amount as of such last Trading Day of such Measurement Period, the Reference Holder will be deemed to hold on each Trading Day in such Measurement Period ((t-d)/t) of the shares of such securities it would otherwise hold on each of the Trading Days in such Measurement Period beginning on the second Trading Day in such Measurement Period until and including the final Trading Day in such Measurement Period. For purposes of this definition, d = the number of Trading Days that have occurred in the applicable Measurement Period. For purposes of this definition, “t” equals the number of Trading Days in the applicable Measurement Period. Such cash distributions may be adjusted to account for withholding taxes imposed by the taxing authority of the applicable Index Constituent and for any fees related to such cash distributions. In the event of such an adjustment, UBS would not be required to pay any of the additional amounts described in the accompanying prospectus under “Description of Debt Securities We May Offer – Payment of Additional Amounts”. Notwithstanding the foregoing, with respect to the cash distributions for any such securities that are scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such security fails to pay the distribution to holders of such securities by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Stub Reference Distribution Amount.

Related Definitions:	See “Additional Terms of the Securities” beginning on page PS-26 for the definitions of “Trading Day,” “Primary Exchange” and “cash distributions.”

CUSIP No.:	90274D432

ISIN No.:	US90274D4328

On the Initial Trade Date, we sold $37,500,000 aggregate principal amount of Securities (1,500,000 Securities) to UBS Securities LLC at the closing indicative value of the Series A REIT ETRACS on October 8, 2015, as calculated by the NYSE and published by Bloomberg. After the Initial Trade Date, from time to time we may sell a portion of these Securities and issue and sell additional Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We expect to receive proceeds equal to 100% of the offering price at which the Securities are sold, less any commissions paid to UBS Securities LLC and UBS Financial Services Inc. The Securities may be sold at a price that is higher or lower than the Stated Principal Amount. UBS Securities LLC and UBS Financial Services Inc. may charge normal commissions for the sale of the Securities and may also receive a portion of the Annual Tracking Fee in connection with future distributions. For any Securities it sells, UBS Securities LLC may charge purchasers a creation fee, which may vary over time at UBS’s discretion.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

Please see “Supplemental Plan of Distribution” on page PS-31 for more information.

We may use this pricing supplement in the initial sale of the Securities. In addition, UBS Securities LLC, UBS Financial Services Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

†

This Amendment No. 4 to the pricing supplement dated October 8, 2015 (as amended, the “pricing supplement”) relates to 18 million securities, or $450,000,000 Stated Principal Amount of the Securities, $250,000,000 Stated Principal Amount of which we refer to as the “original securities” and $200,000,000 Stated Principal Amount of which we refer to as the “reopened securities.” The reopened securities will be sold from time-to-time at the prices described above. This Amendment No. 4 is also being filed for the purpose of updating “The MVIS US Mortgage REITs Index.” Otherwise, all terms of the Securities remain as stated in Amendment No. 3 to the pricing supplement. In this pricing supplement, the term “Securities” collectively refers to the reopened securities we are initially offering on the date of this pricing supplement, and the original securities, unless the context otherwise requires.

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated October 31, 2018:

https://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

Product Supplement dated October 8, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515340228/d79385d424b2.htm

References to “UBS” “we” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS)” dated October 8, 2015.

We have not authorized anyone to provide you with information other than the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

i

Risk Factors

The reopened securities, together with the original securities, are part of a single series of senior debt securities issued under our indenture, dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

Your investment in the Securities involves significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the leveraged performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, will benefit from two times any positive, but will decline based on two times any negative, monthly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities (as defined in the accompanying product supplement) or the Index itself.

As more fully described in the accompanying product supplement, investing in the Securities, a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS), involves significant risks. In addition to the risks relating to the Index and mortgage REITs, the structure of the Securities involves the risk of loss of your entire investment, leverage risk, correlation and compounding risk and market risk, among other complex risks. In addition, you may not receive monthly coupons during the term of the Securities. As a result, the Securities may not be a suitable investment for some investors. We urge you to read the more detailed explanation of these risks described under “Risk Factors” in the accompanying product supplement, together with “Considerations Relating to Indexed Securities” in the accompanying prospectus and the other information in this pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

Risk of Investing in Mortgage REITs.

Mortgage real estate investment trusts (“REITs”) are exposed to the risks specific to the real estate market as well as the risks that relate specifically to the way in which mortgage REITs are organized and operated. Mortgage REITs receive principal and interest payments from the owners of the mortgaged properties. Accordingly, mortgage REITs are subject to the credit risk of the borrowers to whom they extend credit. Credit risk refers to the possibility that the borrower will be unable and/or unwilling to make timely interest payments and/or repay the principal on the loan to a mortgage REIT when due. To the extent that a mortgage REIT invests in mortgage-backed securities offered by private issuers, such as commercial banks, savings and loan institutions, private mortgage insurance companies, mortgage bankers and other secondary market issuers, the mortgage REIT may be subject to additional risks. Timely payment of interest and principal of non-governmental issuers may be supported by various forms of private insurance or guarantees, including individual loan, title, pool and hazard insurance purchased by the issuer. There can be no assurance that the private insurers can meet their obligations under the applicable insurance policies or guarantees. Unexpected high rates of default on the mortgages held by a mortgage pool may adversely affect the value of a mortgage-backed security and could result in losses to a mortgage REIT. The risk of such defaults is generally higher in the case of mortgage pools that include subprime mortgages. To the extent that a mortgage REIT’s portfolio is exposed to lower-rated, unsecured or subordinated instruments, the risk of loss may increase, which may have a negative impact on the Securities.

Mortgage REITs are subject to significant interest rate risk. Interest rate risk refers to fluctuations in the value of a mortgage REIT’s investment in fixed rate obligations resulting from changes in the general level of interest rates. When the general level of interest rates goes up, the value of a mortgage REIT’s

Risk Factors

investment in fixed rate obligations goes down. When the general level of interest rates goes down, the value of a mortgage REIT’s investment in fixed rate obligations goes up.

Mortgage REITs typically use leverage and many are highly leveraged, which exposes them to leverage risk. Leverage risk refers to the risk that leverage created from borrowing may impair a mortgage REIT’s liquidity, cause it to liquidate positions at an unfavorable time and increase the volatility of the values of securities issued by the mortgage REIT. The use of leverage may not be advantageous to a mortgage REIT. The success of using leverage is dependent on whether the investments made using the proceeds of leverage exceed the cost of using leverage. To the extent that a mortgage REIT incurs significant leverage, it may incur substantial losses if its borrowing costs increase. Borrowing costs may increase for any of the following reasons: short term interest rates increase; the market value of a mortgage REIT’s assets decrease; interest rate volatility increases; or the availability of financing in the market decreases. During periods of adverse market conditions the use of leverage may cause a mortgage REIT to lose more money than would have been the case if leverage was not used.

Mortgage REITs are subject to prepayment risk, which is the risk that borrowers may prepay their mortgage loans at faster than expected rates. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise. These faster than expected payments may adversely affect a mortgage REIT’s profitability because the mortgage REIT may be forced to replace investments that have been redeemed or repaid early with other investments having a lower yield. Additionally, rising interest rates may cause the duration of a mortgage REIT’s investments to be longer than anticipated and increase such investments’ interest rate sensitivity.

REITs are subject to special U.S. federal tax requirements. A REIT’s failure to comply with these requirements may negatively affect its performance.

Mortgage REITs may be dependent upon their management skills and may have limited financial resources. Mortgage REITs are generally not diversified and may be subject to heavy cash flow dependency, default by borrowers and self-liquidation. In addition, transactions between mortgage REITs and their affiliates may be subject to conflicts of interest which may adversely affect a mortgage REIT’s shareholders.

Risk of Investing in the Financial Services Sector.

The financial services sector includes companies engaged in banking, commercial and consumer finance (such as mortgage REITs), investment banking, brokerage, asset management, custody or insurance. Because as currently constituted the Index is concentrated in mortgage REITs, which operate in the financial services sector, the Securities are sensitive to changes in, and its performance may depend on, the overall condition of the financial services sector. Companies in the financial services sector may be subject to extensive government regulation that affects the scope of their activities, the prices they can charge and the amount of capital they must maintain. The profitability of companies in the financial services sector may be adversely affected by increases in interest rates. The profitability of companies in the financial services sector may be adversely affected by loan losses, which usually increase in economic downturns. In addition, the financial services sector is undergoing numerous changes, including continuing consolidations, development of new products and structures and changes to its regulatory framework. Furthermore, increased government involvement in the financial services sector, including measures such as taking ownership positions in financial institutions, could result in a dilution of the Index’s concentration in financial institutions. Developments in the credit markets since the 2008 financial crisis have caused companies operating in the financial services sector to incur large losses, experience declines in the value of their assets and even cease operations.

Risk Factors

Risk of Investing in the Real Estate Industry.

The Index is comprised of companies that invest in real estate, such as mortgage REITs, which subjects the value of the Index to many of the risks of owning real estate directly. Therefore, adverse economic, business or political developments affecting the value of real estate could have a major effect on the value of the Securities.

Risk of Investing in Small- and Medium-Capitalization Companies.

The Index is comprised of small- and medium-capitalization companies. Such companies may be more volatile and more likely than large-capitalization companies to have narrower product lines, fewer financial resources, less management depth and experience and less competitive strength. Returns on investments in securities of these companies could trail the returns on investments in securities of larger companies.

The calculation of the Reference Distribution Amount and Stub Reference Distribution Amount may have to take into account withholding taxes, consequently reducing the Coupon Amount.

As discussed above, the Reference Distribution Amount and the Stub Reference Distribution Amount are calculated based on the cash distributions, if any, on the Index Constituent Securities. Such cash distributions may be adjusted to account for withholding taxes imposed by the taxing authority of the applicable Index Constituent Security. Such taxes could reduce any potential Coupon Amount. In the event that the calculation of the Reference Distribution Amount or the Stub Reference Distribution Amount is affected by any applicable withholding taxes, UBS will not compensate for those withholding taxes by paying the additional amounts described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for the licensing arrangements discussed under “The MVIS US Mortgage REITs Index — Licensing Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity or call, upon acceleration or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity or call, upon acceleration or upon early redemption will be determined by the Calculation Agent in its sole discretion. See “General Terms of the Securities — Market Disruption Event” and “— Calculation Agent” in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this pricing supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

Risk Factors

There are uncertainties regarding the Index because of its limited performance history.

The Index was first calculated on August 4, 2011, and therefore has no performance history prior to that date. As a result, little or no historical information is available for you to consider in making an independent investigation of the Index performance, which may make it difficult for you to make an informed decision with respect to an investment in the Securities. The base value of the Index was set at 1000 on December 30, 2004, and, therefore, we are able to provide hypothetical, or “backtested,” Index returns. This data may be considered when making an investment decision concerning the Securities and evaluating the potential performance of the Index, but it is solely hypothetical and does not guarantee future performance.

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend or slow sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value of the Securities. Before trading in the secondary market, you should compare the intraday indicative value of the Securities with the then-prevailing trading price of the Securities.

Conversely, suspension of additional issuances of the Securities can also result in a significant reduction in the number of outstanding Securities if investors subsequently exercise their early redemption right. If the total number of outstanding Securities has fallen to a level that is close to or below the minimum redemption amount, you may not be able to purchase enough Securities to meet the minimum size requirement in order to exercise your early redemption right. The unavailability of the redemption right could result in the Securities trading in the secondary market at discounted prices below the intraday indicative value. Having to sell your Securities at a discounted market price below the intraday indicative value of the Securities could lead to significant losses or the loss of your entire investment. Prior to making an investment in the Securities, you should take into account whether or not the market price is tracking the intraday indicative value of the Securities.

Changes in the LIBOR rate and the potential phasing out of LIBOR after 2021 may affect the value of your Securities

Your payment at maturity or call, or upon acceleration or redemption, will be reduced, in part, by the Accrued Financing Charge over the relevant period, which is based, in part, on the three month U.S. Dollar LIBOR rate. As a result, if the three-month U.S. Dollar LIBOR rate increases during the term of the Securities, the Accrued Financing Charge will increase, which will reduce the amount payable on your Securities at maturity or call, or upon acceleration or redemption, and may adversely affect the market value of your Securities.

On July 27, 2017, the UK Financial Conduct Authority (“FCA”) announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR rates after 2021 (the “FCA Announcement”). It is not possible to predict the effect of the FCA Announcement, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR, including to the rules promulgated by the FCA in relation thereto, that will be enacted in the United Kingdom and elsewhere, which may adversely affect the trading market for LIBOR-based securities, or result in the phasing out of LIBOR as a reference rate for securities. In addition, any changes announced by the FCA

Risk Factors

(including the FCA Announcement), ICE Benchmark Administration Limited as independent administrator of LIBOR or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, the value of your Securities may be affected. Further, uncertainty as to the extent and manner in which the United Kingdom government’s recommendations following its review of LIBOR will continue to be adopted and the timing of such changes may adversely affect the current trading market for your Securities and the value of your Securities.

The Securities are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series B” and do not benefit from a co-obligation of UBS Switzerland AG.

UBS AG Exchange Traded Access Securities (ETRACS) issued prior to June 14, 2015 are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series A”. UBS Switzerland AG is a co-obligor of such debt securities. However, the Securities are part of a separate series of UBS AG debt securities entitled “Medium-Term Notes, Series B”, and were issued after June 14, 2015. As a result, UBS Switzerland AG is not a co-obligor of the Securities and has no liability with respect to the Securities. If UBS AG fails to perform and observe every covenant of the indenture to be performed or observed by UBS AG with respect to the Securities, holders of the Securities will have recourse only against UBS AG, and not against UBS Switzerland AG.

If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’s assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Securities) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of the UBS has

Risk Factors

been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital, second, all other claims not excluded by law from a debt-to-equity swap (other than deposits), and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’s obligations under the Securities. Consequently, holders of Securities may lose all of some of their investment in the Securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded.

Difference between the Securities and Bank Deposits

An investment in the Securities may give rise to higher yields than a bank deposit placed with UBS or with any other investment firm in the UBS Group (a “UBS Bank Deposit”). However, an investment in the Securities carries risks which are very different from the risk profile of a UBS Bank Deposit. The Securities are expected to have greater liquidity than a UBS Bank Deposit since UBS Bank Deposits are generally not transferable. However, the Securities may have no established trading market when issued, and one may never develop. Investments in the Securities do not benefit from the protection provided pursuant to Directive 2014/49/EU of the European Parliament and of the Council of the European Union on deposit guarantee schemes or any national implementing measure implementing this Directive in any jurisdiction. Therefore, if we become insolvent or default on our obligations, investors investing in such Securities in the worst case scenario could lose their entire investment. Further, if UBS experiences financial difficulties, the Swiss Financial Market Supervisory Authority has the power to open resolution or liquidation proceedings or impose protective measures in relation to UBS Group AG, UBS AG or UBS Switzerland AG, and holders of the Securities may be subject to write-down or conversion into equity on any application of the general bail-in tool and non-viability loss absorption, which may result in such holders losing some or all of their investment.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” on page PS-27. You should consult your tax advisor about your own tax situation.

Pursuant to the terms of the Securities, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale, exchange, redemption or maturity of the Securities in respect

Risk Factors

of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that are included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting. You will be required to treat such amounts in such a manner despite the fact that (i) a portion of such amounts may be attributable to distributions on the Index Constituent Securities that would be treated as a return of capital or long-term capital gain if received by a direct holder of the Index Constituent Securities and (ii) there may be other possible treatments of such amounts that would be more advantageous to holders of the Securities. Under that treatment (subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to accrued but unpaid Coupon Amounts, which will likely be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

It is possible that your Securities could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, and a derivative contract of the type represented by the Securities should be treated as a forward contract for this purpose. In addition, a pass-thru entity includes any United States REIT, and therefore each of the current Index Constituents is treated as a pass-thru entity for this purpose. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index that is comprised in whole or in part of pass-thru entities, like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should apply to an index of pass-thru entities, in which case Section 1260 would apply to the Securities. If your Securities are subject to Section 1260 of the Code, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities will be recharacterized as ordinary income (and you will be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index Constituent Securities (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index Constituent Securities on the date of the sale, exchange, redemption or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to Section 1260 of the Code rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 in the section entitled “Material U.S. Federal Income Tax Consequences — Section 1260 of the Code” on page PS-27 and are urged to consult your own tax advisor regarding the potential application of these rules.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code, should be applied to such instruments. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to

Risk Factors

accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, members of Congress have periodically made proposals to reform or otherwise modify the U.S. federal income tax treatment of financial instruments such as the Securities. For example, in 2017, legislation was proposed that, if enacted, would generally require holders of instruments such as the Securities that are acquired after the bill is enacted to annually recognize gain or loss with respect to such instruments on a “mark-to-market” basis and to treat any such gain or loss as ordinary income or loss. It is not possible to predict whether any such legislation will be enacted in the future, or whether any such legislation would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page PS-27 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Non-U.S. Holders of Securities May be Subject to United States Withholding Tax

In addition, Securities that are issued (or deemed issued for tax purposes) after January 1, 2017 will generally be subject to withholding tax under Section 871(m) of the Code. For a further discussion of the U.S. federal income tax considerations applicable to non-U.S. investors in the Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences—Non-United States Holders” below. Prospective non-U.S. holders should consult their tax advisors prior to investing in the Securities.

Hypothetical Examples

The following four examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per month for twelve months (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per month for the first six months and then decreasing by 3.00% per month for the next six months, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per month for the first six months, and then increasing by 3.00% per month for the next six months. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twelve months, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the month end, no acceleration upon minimum indicative value has occurred, no Coupon Amount has been paid during the term of the Securities and no Stub Reference Distribution Amount was paid at maturity, call or upon early redemption.

The following assumptions are used in each of the four examples:

➢	the initial level for the Index is 400;

➢	the Redemption Fee Rate is 0.125%;

➢	the Financing Rate (the Financing Spread plus three-month LIBOR, as defined in the accompanying product supplement) is 0.80%;

➢	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $25.00; and

➢	the Annual Tracking Fee (a component of the Annual Tracking Fee, each as defined in the accompanying product supplement) is 0.40%.

The examples highlight the effect of two times leverage and monthly compounding, and the impact of the Accrued Fees (as defined in the accompanying product supplement) on the payment at maturity or call, or upon early redemption, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of the Securities. The Financing Rate will change during the term of the Securities, which will affect the performance of the Securities.

Because the Accrued Fees take into account the monthly performance of the Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees are dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for month twelve are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1: The Index Closing Level increases at a constant rate of 3.00% per month for twelve months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level – Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Fee x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) – H)	(I – Redemption Fee)
1	412.00	0.0300	1.060	0.0167	$26.50	$0.0087	$0.0254	$26.47	$26.4434
2	424.36	0.0300	1.060	0.0176	$28.06	$0.0092	$0.0269	$28.04	$28.0031
3	437.09	0.0300	1.060	0.0187	$29.72	$0.0098	$0.0285	$29.69	$29.6549
4	450.20	0.0300	1.060	0.0198	$31.47	$0.0103	$0.0301	$31.44	$31.4041
5	463.71	0.0300	1.060	0.0210	$33.33	$0.0110	$0.0319	$33.30	$33.2564
6	477.62	0.0300	1.060	0.0222	$35.29	$0.0116	$0.0338	$35.26	$35.2181
7	491.95	0.0300	1.060	0.0235	$37.38	$0.0123	$0.0358	$37.34	$37.2954
8	506.71	0.0300	1.060	0.0249	$39.58	$0.0130	$0.0379	$39.54	$39.4953
9	521.91	0.0300	1.060	0.0264	$41.91	$0.0138	$0.0401	$41.87	$41.8249
10	537.57	0.0300	1.060	0.0279	$44.39	$0.0146	$0.0425	$44.34	$44.2919
11	553.69	0.0300	1.060	0.0296	$47.00	$0.0155	$0.0450	$46.96	$46.9045
12	570.30	0.0300	1.060	0.0313	$49.78	$0.0164	$0.0477	$49.73	$49.6711

Cumulative Index Return:			42.58%
Return on Securities (assumes no early redemption):			98.92%

*

The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount

**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 2: The Index Closing Level decreases at a constant rate of 3.00% per month for twelve months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level – Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Fee x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) – H)	(I –Redemption Fee)
1	388.00	-0.0300	0.940	0.0167	$23.50	$0.0077	$0.0244	$23.48	$23.4444
2	376.36	-0.0300	0.940	0.0157	$22.07	$0.0073	$0.0229	$22.04	$22.0148
3	365.07	-0.0300	0.940	0.0147	$20.72	$0.0068	$0.0215	$20.70	$20.6725
4	354.12	-0.0300	0.940	0.0138	$19.46	$0.0064	$0.0202	$19.44	$19.4119
5	343.49	-0.0300	0.940	0.0130	$18.27	$0.0060	$0.0190	$18.25	$18.2283
6	333.19	-0.0300	0.940	0.0122	$17.16	$0.0056	$0.0178	$17.14	$17.1168
7	323.19	-0.0300	0.940	0.0114	$16.11	$0.0053	$0.0167	$16.09	$16.0731
8	313.50	-0.0300	0.940	0.0107	$15.13	$0.0050	$0.0157	$15.11	$15.0930
9	304.09	-0.0300	0.940	0.0101	$14.21	$0.0047	$0.0147	$14.19	$14.1727
10	294.97	-0.0300	0.940	0.0095	$13.34	$0.0044	$0.0138	$13.33	$13.3085
11	286.12	-0.0300	0.940	0.0089	$12.53	$0.0041	$0.0130	$12.51	$12.4970
12	277.54	-0.0300	0.940	0.0083	$11.76	$0.0039	$0.0122	$11.75	$11.7350

Cumulative Index Return:			-30.62%
Return on Securities (assumes no early redemption):			-53.00%

*

The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount

**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 3: The Index Closing Level increases by 3.00% per month for the first six months and then decreases by 3.00% per month for the next 6 months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level – Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Fee x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) – H)	(I –Redemption Fee)
1	412.00	0.0300	1.060	0.0167	$26.50	$0.0087	$0.0254	$26.47	$26.4434
2	424.36	0.0300	1.060	0.0176	$28.06	$0.0092	$0.0269	$28.04	$28.0031
3	437.09	0.0300	1.060	0.0187	$29.72	$0.0098	$0.0285	$29.69	$29.6549
4	450.20	0.0300	1.060	0.0198	$31.47	$0.0103	$0.0301	$31.44	$31.4041
5	463.71	0.0300	1.060	0.0210	$33.33	$0.0110	$0.0319	$33.30	$33.2564
6	477.62	0.0300	1.060	0.0222	$35.29	$0.0116	$0.0338	$35.26	$35.2181
7	463.29	-0.0300	0.940	0.0235	$33.14	$0.0109	$0.0344	$33.11	$33.0656
8	449.39	-0.0300	0.940	0.0221	$31.12	$0.0102	$0.0323	$31.09	$31.0494
9	435.91	-0.0300	0.940	0.0207	$29.23	$0.0096	$0.0303	$29.20	$29.1562
10	422.83	-0.0300	0.940	0.0195	$27.44	$0.0090	$0.0285	$27.41	$27.3784
11	410.15	-0.0300	0.940	0.0183	$25.77	$0.0085	$0.0267	$25.74	$25.7089
12	397.84	-0.0300	0.940	0.0172	$24.20	$0.0080	$0.0251	$24.17	$24.1413

Cumulative Index Return:			-0.54%
Return on Securities (assumes no early redemption):			-3.31%

*

The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount

**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 4: The Index Closing Level decreases by 3.00% per month for the first six months, and then increases by 3.00% per month for the next six months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level – Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Fee x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) – H)	(I –Redemption Fee)
1	388.00	-0.0300	0.940	0.0167	$23.50	$0.0077	$0.0244	$23.48	$23.4444
2	376.36	-0.0300	0.940	0.0157	$22.07	$0.0073	$0.0229	$22.04	$22.0148
3	365.07	-0.0300	0.940	0.0147	$20.72	$0.0068	$0.0215	$20.70	$20.6725
4	354.12	-0.0300	0.940	0.0138	$19.46	$0.0064	$0.0202	$19.44	$19.4119
5	343.49	-0.0300	0.940	0.0130	$18.27	$0.0060	$0.0190	$18.25	$18.2283
6	333.19	-0.0300	0.940	0.0122	$17.16	$0.0056	$0.0178	$17.14	$17.1168
7	343.18	0.0300	1.060	0.0114	$18.17	$0.0060	$0.0174	$18.15	$18.1292
8	353.48	0.0300	1.060	0.0121	$19.24	$0.0063	$0.0184	$19.22	$19.1985
9	364.08	0.0300	1.060	0.0128	$20.37	$0.0067	$0.0195	$20.35	$20.3309
10	375.01	0.0300	1.060	0.0136	$21.58	$0.0071	$0.0207	$21.56	$21.5301
11	386.26	0.0300	1.060	0.0144	$22.85	$0.0075	$0.0219	$22.83	$22.8001
12	397.84	0.0300	1.060	0.0152	$24.20	$0.0080	$0.0232	$24.17	$24.1450

Cumulative Index Return:			-0.54%
Return on Securities (assumes no early redemption):			-3.31%

*

The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount

**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

You may receive Coupon Amounts during the term of the Securities and a Stub Reference Distribution Amount at maturity or call, or upon early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities or any Stub Reference Distribution Amount you may be entitled to receive at maturity or call, or upon early redemption. If any Stub Reference Distribution Amount was paid at maturity or call, or upon early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as the Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities, will depend on the monthly compounded leveraged return of the Index, and, if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees over the

Hypothetical Examples

relevant period and, if applicable, the Redemption Fee and (with respect to the rate of return on the Securities) the creation fee, whether any Coupon Amounts were paid during the term of the Securities and whether any Stub Reference Distribution Amount is payable at maturity or call, or upon early redemption or acceleration. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

The MVIS US Mortgage REITs Index

We have derived all information contained in this pricing supplement regarding the MVIS US Mortgage REITs Index (the “Index”), including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources, including the “Index Guide to MVIS Global Equity Indices” (the “Rulebook”), which is summarized but not incorporated by reference herein. The Rulebook is proprietary to MV Index Solutions GmbH (the “Index Sponsor”) and is available at www.mvis-indices.com (the “MVIS Website”). The Rulebook reflects the policies of, and is subject to change by, the Index Sponsor. We make no representation or warranty as to the accuracy or completeness of such information nor do we incorporate by reference the MVIS Website or any material it includes in this pricing supplement. The composition of the Index is determined by the Index Sponsor and is the exclusive property of the Index Sponsor (a wholly owned subsidiary of Van Eck Associates Corporation (“Van Eck”)), which has contracted with Solactive AG (the “Index Calculation Agent”) to maintain and calculate the Index. Neither the Index Sponsor nor the Index Calculation Agent has any obligation to continue to publish, and may discontinue the publication of, the Index. Daily Index Closing Levels are available at the MVIS Website.

Introduction

The Index is a modified capitalization-weighted, float-adjusted index designed to give investors a means of tracking the overall performance of publicly-traded mortgage REITs that are listed and incorporated in the United States and derive at least 50% (25% for current Index components) of their revenues from mortgage-related activity. This includes REITs that are primarily engaged in the purchase or service of commercial or residential mortgage loans or mortgage-related securities.

The Index is a price return index (i.e., the reinvestment of dividends is not reflected in the value of the Index). As of May 8, 2019, the Index was comprised of 25 Index Constituent Securities, with the largest Index Constituent Security weighted at 12.64% and the smallest Index Constituent Security weighted at 1.13%. The top ten constituent stocks of the Index as of May 8, 2019, by weighting, are listed in the table below:

Company	Ticker	Listing Country	Index Weighting
Annaly Capital Management Inc.	NLY	US	12.64%
AGNC Investment Corp.	AGNC	US	8.90%
New Residential Investment Corp.	NRZ	US	6.67%
Starwood Property Trust Inc.	STWD	US	6.02%
Blackstone Mortgage Trust Inc.	BXMT	US	5.18%
Chimera Investment Corp.	CIM	US	5.04%
Two Harbors Investment Corp.	TWO	US	4.83%
Apollo Commercial Real Estate	ARI	US	4.71%
Invesco Mortgage Capital	IVR	US	4.63%
MFA Financial Inc.	MFA	US	4.49%

Base Value and Date

The base value of the Index was 1000 as of December 30, 2004. The Index was first calculated on August 4, 2011 (the “Index Commencement Date”).

The MVIS US Mortgage REITs Index

Calculation of the Index

Daily Calculation Cycle. The Index is calculated weekdays between 01:00 and 22:40 (CET) and the Index value is disseminated to data vendors every 15 seconds on days when the U.S. equity market is open for trading.

Index Construction

The Index is a modified capitalization-weighted, float-adjusted index. Only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing are eligible for inclusion in the Index. Limited partnerships are excluded. Stocks from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible for inclusion if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on this exchange.

Companies with a free-float (or shares available to foreign investors) of less than 5.00% for existing Index components or less than 10.00% for new components are ineligible for inclusion.

Stocks that are not already in the Index must meet the following requirements:

➢	A full market capitalization exceeding $150 million;

➢	A three-month average daily trading volume value of at least $1 million at the current review and also at the previous two reviews; and

➢	At least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks that are already in the Index, the following applies:

➢	A full market capitalization exceeding $75 million;

➢	A three-month average daily trading volume of at least $0.2 million in at least two of the latest three quarterly reviews; and

➢	A three-month average daily trading volume value of at least $0.6 million at the current review or at one of the previous two reviews; or

➢	At least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

In case the number of investable stocks drops below 25, additional stocks are flagged eligible by the Index Sponsor’s decision until the number of eligible stocks equals 25.

Only one share line of each company is eligible to be included as an Index component. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free-float market capitalization is eligible. The Index Sponsor can, in exceptional cases (e.g., significantly higher liquidity), decide to include a different share line in the Index.

In case the free-float market capitalization of a non-component share line exceeds the free-float market capitalization of a share line of the same company which is an Index component by at least 25% and fulfills all size and liquidity eligibility criteria for non-components, the current component share line will be replaced by the larger share line. The Index Sponsor can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.

The MVIS US Mortgage REITs Index

Index Maintenance

Quarterly Index Review. The Index is reviewed quarterly. The quarterly reviews are based on the closing data on the last Business Day in February, May, August and November. If a company does not trade on the last Business Day in February, May, August or November, then the last available price for this company will be used. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in a quarter-end month (i.e., March, June, September and December).

Changes to the underlying Index data (e.g., new number of shares, new free-float factors, and new weighting cap factors), as well as additions and deletions of Index components, are announced on the second Friday in a quarter-end month (i.e., March, June, September and December).

Changes resulting from the quarterly reviews will be implemented and based on the closing prices of the third Friday of every quarter-end month (i.e., March, June, September and December). If the third Friday is not a Business Day, then the review will take place on the last Business Day before the third Friday. If a company does not trade on the third Friday of a quarter-end month, then the last available price for this company will be used. Changes become effective on the next Business Day.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Frankfurt.

The table below shows the relevant dates (subject to adjustment) for the quarterly reviews in 2019.

Quarter	Index Data	Announcement	Implementation	Effective
Q1 2019	02/28/2019	03/08/2019	03/15/2019	03/18/2019
Q2 2019	05/31/2019	06/14/2019	06/21/2019	06/14/2019
Q3 2019	08/30/2019	09/13/2019	09/20/2019	09/23/2019
Q4 2019	11/29/2019	12/13/2019	12/20/2019	12/23/2019

Review Procedure. Quarterly review procedure:

➢	All stocks meeting the size, liquidity, and other eligibility requirements are sorted in terms of free-float market capitalization in descending order.

➢	Stocks covering the top 85% of the free-float market capitalization qualify for selection.

➢	Existing components between the 85th and 98th percentiles also qualify for the Index.

➢

If the coverage is still below 90% of the free-float market capitalization or the number in the Index is still below 25 companies, then the largest remaining stocks are selected until coverage of at least 90% is reached and the number of stocks equals 25.

➢	If the number of qualifying stocks is below 25, additional stocks will be added by the Index Sponsor’s decision until the number of stocks equals 25.

Corporate Events

In addition to the periodic reviews, the Index is continually reviewed for corporate events (such as mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the Index composition.

Replacements. For all corporate events that result in a stock deletion from the Index, the deleted stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the Index would drop below 20. The replacement stock will be

The MVIS US Mortgage REITs Index

added at the same weight as the deleted stock. Only in case the number of components drops below its minimum due to a merger of two or more index components, the replacement stock will be added with its uncapped free-float market capitalization weight. In all other cases (i.e., there is no replacement), the additional weight resulting from the deletion will be re-distributed proportionally across all other Index constituents.

Changes to Free-Float Factors and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions (such as stock dividends, splits, rights issues, spin-offs, etc.) are implemented immediately and will be effective the next trading day (i.e., the ex-date). Simple share/float changes are implemented after a three day notice period.

Initial Public Offerings. An IPO stock is eligible for fast-track addition to the Index once (either at the next quarterly/semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February, May, August or November) or else at the then following quarterly/semi-annual review). In order to be added to the Index the IPO stock has to meet the following size and liquidity requirements:

➢	The IPO must have a full market capitalization exceeding $150 million;

➢	The IPO must have a free-float factor of at least 10%;

➢	The IPO must have an average daily trading volume value of at least $1 million; and

➢	The IPO must have traded at least 250,000 shares per month (or per 22 days).

This rule also applies to newly spun-off companies.

Changes Due to Mergers and Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).

If an Index component merges with or takes over another Index component, the surviving stock remains in the Index and the other stock is deleted immediately from the Index. Its shares and float are adjusted according to the terms of the merger or takeover. The Index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.

If an Index component merges with or takes over a non-Index component, the resulting Index composition will depend on whether the surviving stock meets the Index requirements. If the surviving stock meets the Index requirements (for country/sector, market capitalization and free-float), it will remain in the Index and its shares (if the share change is greater than 10%) and float will be adjusted according to the terms of the merger or takeover. If the surviving stock does not meet the index requirements (for country/sector, market capitalization and free-float), it will be deleted immediately from the Index.

If a non-Index component merges with or takes over an Index component, the resulting Index composition also will depend on whether the surviving stock meets the Index requirements. If the surviving stock meets the index requirements (for country/sector, market capitalization and free-float), it will be added to the Index and its shares (if the share change is greater than 10%) and float will be adjusted according to the terms of the merger or takeover and will replace the current Index component. If the surviving stock does not meet the Index requirements (for country/sector, market capitalization and free-float), it will not be added to the Index and the current Index component will be deleted immediately from the Index.

The MVIS US Mortgage REITs Index

Changes Due to Spin-offs. Each spin-off stock is immediately added to the Index for at least two trading days, if traded on its ex-date. If a spin-off company does not qualify for the Index, it will be deleted based on its respective closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off.

Additions due to Replacements: In case the number of Index components drops below 25 and no non-component stock is eligible as a replacement, the determination of the addition is subject to the Index Sponsor’s decision.

Float Adjustment

The Index is free-float adjusted. The number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the Index calculation. To ensure portfolio diversity and avoid overweighting, the company weighting cap factors are applied to individual companies if they exceed a certain weighting in the Index. The capping process is a top-down process. That is, it starts with the largest company based on free-float market capitalization and is repeated until the weighting for each company is in line with capping requirements.

Capitalization Weighting. The Index is calculated using a capitalization weighting methodology, adjusted for float, which is modified so as to facilitate compliance with the diversification requirements of Subchapter M of the Internal Revenue Code. Companies in the Index are weighted according to their free-float market capitalization.

Company-Weighting Cap Factors.

➢	All Index components are weighted by their free-float market capitalization;

➢

All companies whose weighting exceeds 4.5% but at least the largest five companies are grouped together (the so-called “Large-Weights”) and all other companies are grouped together as well (the so-called “Small-Weights”);

➢	The aggregated weighting of the Large-Weights is capped at 50%;

➢

If the aggregated weighting of all companies in the Large-Weights exceeds 50%, then a capping factor is calculated to bring the weighting down to 50%. A second capping factor for the Small-Weights is calculated to increase the aggregate weighting to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights, respectively.

➢

Large-Weights: the maximum weighting for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weighting, then the weighting will be reduced to the maximum weighting or increased to the minimum weighting and the excess weighting shall be re-distributed proportionately across all other remaining Index constituents in the Large-Weights.

➢

Small-Weights: the maximum weighting for any single stock is 4.5%. If a stock is above the maximum weighting, then the weighting will be reduced to the maximum weighting and the excess weighting shall be re-distributed proportionally across all remaining Index constituents in the Small-Weights.

The MVIS US Mortgage REITs Index

Calculation and Adjustments

Index Formula. The Index is computed using the Laspeyres’ formula:

M
The above mentioned formula can be simplified as Index Value =	D

pi	=	stock price
qi	=	number of shares
ffi	=	free-float factor
fxi	=	exchange rate (local currency to U.S. Dollar)

cfi	=	weighting cap factor
M	=	free-float market capitalization of the Index
D	=	Index Divisor

Index Divisor Adjustments. Index maintenance (e.g., reflecting changes in shares outstanding, capital actions, addition or deletion of stocks to the Index) should not change the level of the Index. This is accomplished with an adjustment to the Index Divisor. Any change to the stocks in the Index that alters the total market value of the Index while holding stock prices constant will require an Index Divisor adjustment.

The following formulae will be used for Index Divisor adjustments:

Δ MC = Difference between closing market capitalization and adjusted closing market capitalization of the Index.

Corporate Action Related Adjustments. Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the Index Divisor will be adjusted.

pi	=	stock price
qi	=	number of shares

➢ Special Cash Dividend Index Divisor change: Yes

The MVIS US Mortgage REITs Index

➢ Split Index Divisor change: No

Shareholders receive ‘B’ new shares for every ‘A’ share held.

➢ Rights Offering Index Divisor change: Yes

Shareholders receive ‘B’ new share for every ‘A’ share held.

If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.

➢ Stock Dividend (withholding taxes are applied, if applicable) Index Divisor change: No

Shareholders receive ‘B’ new shares for every ‘A’ share held.

➢ Stock Dividend from treasury (withholding taxes are applied, if Index Divisor change: Yes applicable)

Stock dividends from treasury are adjusted as ordinary or special cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.

➢ Stock Dividend of a different company security (withholding taxes are Index Divisor change: Yes applied, if applicable)

Shareholders receive ‘B’ shares of a different company for every ‘A’ share held.

➢ Spin-offs Index Divisor change: Yes

Shareholders receive ‘B’ new shares for every ‘A’ share held.

➢ Addition/Deletion of a Company Index Divisor change: Yes

Net change in market value determines the Index Divisor adjustment.

The MVIS US Mortgage REITs Index

➢ Changes in Shares Outstanding Index Divisor change: Yes

Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the quarterly review if the change is smaller than 10%; larger changes will be pre-announced (3 trading days notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration. Share changes will not be implemented in the week between review announcements and implementation.

➢ Changes due to a Merger/Takeover/Spin-off Index Divisor change: Yes

Net change in market value determines the Index Divisor adjustment. In case of no change, the Index Divisor change is 0.

With corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution). The effect of the Index Divisor adjustment is to prevent this price drop from causing a corresponding drop in the Index. Corporate actions are announced at least four days prior to implementation.

The Index Divisor is used in the definition of “Reference Holder” in the accompanying product supplement.

Data Correction Policy and Methodology Changes

Incorrect or missing input data will be corrected immediately.

Historical and Estimated Historical Performance

The estimated historical information for the period from December 30, 2004 to the Index Commencement Date is hypothetical and is provided as an illustration of how the Index would have performed during that period had the Index Calculation Agent begun calculating the Index on December 30, 2004 using the methodology described above. The level of the Index is deemed to have been 1,000 on the Base Date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Index historical information for the period from and after the Index Commencement Date is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index returns do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The MVIS US Mortgage REITs Index

The table below shows the historical performance of the Index from the Index Commencement Date through May 8, 2019 and the estimated historical performance of the Index from December 30, 2004 to the Index Commencement Date.

Historical and Estimated Historical Results for the

Period December 30, 2004 Through May 8, 2019

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
2004	1000	N/A	1000	N/A
2005	761.76	-23.82%	820.53	-17.95%
2006	978.39	28.44%	1127.62	37.43%
2007	676.01	-30.91%	847.22	-24.87%
2008	295.76	-56.25%	435.78	-48.56%
2009	332.03	12.26%	556.15	27.62%
2010	376.98	13.54%	713.18	28.24%
2011	321.69	-14.67%	684.49	-4.02%
2012	349.56	8.66%	810.27	18.38%
2013	316.88	-9.35%	792.94	-2.14%
2014	337.48	6.50%	908.92	14.63%
2015	271.76	-19.47%	792.27	-12.83%
2016	299.31	10.14%	943.17	19.05%
2017	323.23	7.99%	1089.90	15.56%
2018	279.29	-13.59%	1012.96	-7.06%
2019 (Through May 8, 2019)	301.65	8.01%	1115.48	10.12%

Historical or Estimated Historical Results Are Not Indicative of Future Results.

The table below shows the historical and estimated historical total returns of the Index from December 30, 2004 through May 8, 2019 in comparison with the total returns of the S&P 500® Index, the FTSE NAREIT Mortgage REITs Index and the FTSE NAREIT Composite Index.

	Index	S&P 500® Index	FTSE NAREIT Mortgage REITs Index	FTSE NAREIT Composite Index
Total Return	11.55%	219.79%	7.47%	172.64%
Annualized Return	0.76%	8.43%	0.50%	7.23%

The data for the Index for the period prior to the Index Commencement Date is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of May 8, 2019 and is furnished as a matter of information only. Historical and estimated historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical and estimated historical performance, either positively or negatively.

The MVIS US Mortgage REITs Index

The graph below is based on the total return levels of the Index, the S&P 500® Index, the FTSE NAREIT Mortgage REITs Index and the FTSE NAREIT Composite Index.

Licensing Agreement

MVIS and UBS have entered into a licensing agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use certain service marks owned by MVIS in connection with certain products, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by MVIS and MVIS makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities, generally, or in the Securities, particularly, or the ability of the Index to track the performance of the mortgage REIT market.

The Index is the exclusive property of MVIS, which has contracted with Solactive AG to maintain and calculate the Index. The Index Calculation Agent uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards MVIS, the Index Calculation Agent has no obligation to point out errors in the Index to third parties including, but not limited to, investors and/or financial intermediaries of the Securities. The Securities are not sponsored, promoted, sold or supported in any other manner by the Index Calculation Agent nor does the Index Calculation Agent offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index level at any time or in any other respect. Neither publication of the Index by the Index Calculation Agent nor the licensing of the Index or Index trademark for the purpose of use

The MVIS US Mortgage REITs Index

in connection with the financial instrument constitutes a recommendation by the Index Calculation Agent to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of the Index Calculation Agent with regard to any investment in the Securities. The Index Calculation Agent is not responsible for fulfilling the legal requirements concerning the accuracy and completeness of the financial instrument’s prospectus.

The Securities are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this pricing supplement, or the advisability of investing in securities or financial instruments, or in the Securities.

VAN ECK AND ITS AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS, AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SECURITIES. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL VAN ECK OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Additional Terms of the Securities

The general terms of the Securities in the accompanying product supplement are modified by the specific definitions and terms below, in addition to the specific terms of the Securities elsewhere in this pricing supplement.

“Trading Day” means any day on which (i) the value of the Index is published by Bloomberg or Thomson Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the Primary Exchange on which the Index Constituent Securities are traded, in each case as determined by the Calculation Agent in its sole discretion.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading for such Index Constituent Security or such constituent underlying a successor index.

As used throughout this pricing supplement and, in particular, in the definitions of “Reference Distribution Amount” and “Stub Reference Distribution Amount”, the term “cash distributions” includes only ordinary cash dividends or distributions, but excludes special cash dividends or distributions. Such “cash distributions” will also be adjusted to account for withholding taxes imposed by the taxing authority of the applicable Index Constituent. Information about relevant withholding tax rates can be found at the Index Sponsor’s website at the MVIS Website. That information is proprietary to the Index Sponsor and is subject to change, and is not a part of, or incorporated by reference in, this pricing supplement.

Please see “Product Supplement Summary” and “General Terms of the Securities” in the accompanying product supplement for an explanation of the method for determining any payment at maturity or call, upon acceleration or upon early redemption, and the Coupon Amount, if any.

Information about Coupon Amount begins on page S-35 of the accompanying product supplement. The method for determining the cash settlement amount at maturity, the Redemption Amount, the Call Settlement Amount and the Acceleration Amount begins on pages S-36, S-40, S-42 and S-43, respectively, of the accompanying product supplement.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The United States federal income tax consequences of your investment in the Securities are uncertain. The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus and the discussion under “Material U.S. Federal Income Tax Consequences” on page S-53 of the accompanying product supplement and is subject to the assumptions, limitations and exceptions set forth therein. Except as otherwise noted under “—Non-United States Holders” below, this discussion only applies to you if you are a United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences” on page S-53 of the accompanying product supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale, exchange, redemption or maturity of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that are included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting. You will be required to treat such amounts in such a manner despite the fact that (i) a portion of such amounts may be attributable to distributions on the Index Constituent Securities that would be treated as a return of capital or long-term capital gain if received by a direct holder of the Index Constituent Securities and (ii) there may be other possible treatments of such amounts that would be more advantageous to holders of the Securities. Under that treatment (subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to accrued but unpaid Coupon Amounts, which will likely be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Section 1260 of the Code. It is possible that your Securities could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, and a derivative contract of the type represented by the Securities should be treated as a forward contract for this purpose. In addition, a pass-thru entity includes any United States REIT, and therefore

Material U.S. Federal Income Tax Consequences

each of the current Index Constituent Securities is treated as a pass-thru entity for this purpose. However, and as further discussed below, it is not entirely clear how Section 1260 of the Code applies in the case of an index that is comprised in whole or in part of pass-thru entities, like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should apply to an index of pass-thru entities, in which case Section 1260 would apply to the Securities. If your Securities are subject to Section 1260 of the Code, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities will be recharacterized as ordinary income (and you will be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain” — i.e., the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index Constituent Securities (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index Constituent Securities on the date of the sale, exchange, redemption or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary.

It is not clear how the long-term capital gain with respect to the Index Constituent Securities should be determined under Section 1260 of the Code in the case of an instrument, like the Securities, that is linked to an index that is rebalanced periodically. One possibility is that the long-term capital gain realized on a sale, exchange, redemption or maturity of a Security would be subject to potential recharacterization as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the Index Constituent Securities on the date you purchased your Securities and rebalanced your portfolio as and when the Index rebalanced. In addition, it is unclear whether the Excess Gain Amount should be based on the aggregate Excess Gain Amounts for all the Index Constituent Securities or whether the Excess Gain Amount should be determined separately for each Index Constituent Security. Under the latter approach, it is more likely that the recharacterization and interest charge provisions of Section 1260 would apply to your Securities. Furthermore, it is not clear how and whether the Excess Gain Amount should be adjusted to take into account the Accrued Fees and, if applicable, the Redemption Fee and the creation fee with respect to the Securities.

Whether the Excess Gain Amount with respect to your investment in the Securities will be positive will depend on a number of factors that we cannot predict. In particular, the Index is scheduled to be rebalanced periodically. Accordingly, had a holder of the Securities instead purchased the Index Constituent Securities, such holder may have recognized short-term capital gain upon the rebalancing of such holder’s portfolio in the same manner as the Index is rebalanced. By contrast, absent the application of Section 1260 of the Code to the Securities, a holder of Securities should generally not recognize any short-term capital gain upon the sale, exchange, redemption or maturity of the Securities as long as such holder holds the Securities for more than one year. The rebalancing of the Index could therefore cause your Securities to have a positive Excess Gain Amount that would be subject to Section 1260.

It is possible that any Excess Gain Amount that you otherwise would recognize in respect of your Securities pursuant to the preceding paragraph will be offset by long-term capital gain dividends that may be paid on the Index Constituent Securities during the term of your Securities, because the Coupon Amounts attributable to such dividends will be treated as ordinary income.

Because you will only be able to avoid the application of Section 1260 of the Code to your Securities if you can demonstrate by clear and convincing evidence that the Excess Gain Amount in respect of your

Material U.S. Federal Income Tax Consequences

Securities is zero, it may be administratively difficult for you to demonstrate whether and to what extent the preceding paragraphs should apply to your Securities. It is therefore possible that you will be required to treat the entire gain that you recognize upon the sale, exchange, redemption or maturity of the Securities as ordinary income that is subject to an interest charge even if there is no Excess Gain Amount in respect of your Securities if you cannot provide clear and convincing evidence to substantiate that position.

Because the application of the constructive ownership rules of Section 1260 of the Code to the Securities is unclear, you are strongly urged to consult your tax advisor regarding the possible application of such rules to your investment in the Securities.

Alternative Treatments. For a discussion of the possible alternative treatments of your Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-54 of the accompanying product supplement.

Non-United States Holders. The following supplements the discussion under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” on page S-57 of the accompanying product supplement and applies to you if are a non-United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences — Non-United States Holders.”

Securities that are issued (or are that are deemed issued for tax purposes) after January 1, 2017 and that are held by a non-U.S. investor will generally be subject to withholding tax pursuant to regulations under Section 871(m) of the Code. In general, these regulations impose a 30% withholding tax (subject to reduction under an applicable treaty) on deemed dividend amounts with respect to certain contracts (such as structured notes) held by non-U.S. holders that reference U.S. equities or indices that include U.S. equities (unless that income is effectively connected with the holder’s conduct of a trade or business in the United States). However, the regulations only apply to a contract that is issued before January 1, 2021 if the contract is a “delta-one” contract (i.e., a contract that provides for “delta-one” exposure to underlying U.S. corporations). We believe and we intend to take the position that the Securities should be treated as delta-one contracts for this purpose.

The Section 871(m) regulations provide that instruments that reference a “qualified index” generally are not subject to the Section 871(m) withholding tax. We believe that the Index is not a “qualified index” and that therefore the Securities will not be eligible for this exception. The Section 871(m) regulations provide that a contract that references an index that is not a qualified index will be treated for Section 871(m) purposes as referencing the components of the index. Accordingly, the Securities should be treated as referencing the Index Constituent Securities for Section 871(m) purposes, which entirely consists of REITs that are classified as corporations for U.S. federal income tax purposes.

Accordingly, Securities that are issued (or deemed issued for tax purpose) on or after January 1, 2017 and are held by non-U.S. holders will be subject to the Section 871(m) withholding tax. The Section 871(m) tax with respect to the Securities will be based on the dividends that are paid on or after January 1, 2017 during a non-U.S. holder’s holding period in the Securities with respect to the Index Constituent Securities (based on the notional amount of the Index that is referenced by the Securities). However, the Section 871(m) withholding tax will only apply to dividends that would be subject to the general dividend withholding tax if they were directly received by the non-U.S. holder. Certain capital gain dividends that are paid by REITs to a non-U.S. holder are not subject to withholding tax, and therefore the Section 871(m) tax may not apply to the extent of such dividends. However, a withholding agent may not have the information necessary to determine whether a dividend would be exempt from tax if received directly when it is required to impose the Section 871(m) withholding amount, and it

Material U.S. Federal Income Tax Consequences

therefore may impose Section 871(m) withholding based on the assumption that the entire dividend would be subject to tax if received directly by a non-U.S. holder.

As a general matter, the Section 871(m) tax, if applicable, will be imposed upon the earlier of a payment of a Coupon Amount on your Securities or the sale or maturity of your Securities. It is possible, however, that a withholding agent may elect to impose the withholding upon the payment of each dividend on the Index Constituent Securities (or at the end of the calendar quarter in which such dividends are paid). In such a case, a withholding agent may collect the tax from other assets of a non-U.S. holder in its custody or it may collect the tax via withholding on the subsequent payment of a Coupon Amount on the Securities.

We have issued Securities for tax purposes after January 1, 2017, and we may do so in the future. Furthermore, it is possible that the Securities could be deemed to be reissued for tax purposes upon a rebalancing of the Index, in which case Securities that are issued before January 1, 2017 would be deemed to be newly issued upon a rebalancing of the Index after such date. Moreover, Securities that are issued (or deemed issued) on or after January 1, 2017 will have the same CUSIP and ISIN number as Securities that were issued before that date, and accordingly there is unlikely to be a practical way to distinguish among Securities that are subject to withholding under this regime and those that are not. As a result, non-U.S. holders of Securities that acquired before January 1, 2017 may not be able to establish to the satisfaction of their custodians or other withholding agents that their Securities are exempt from Section 871(m) withholding. Accordingly, non-U.S. holders of Securities should generally assume that withholding agents will treat them for Section 871(m) purposes as having acquired Securities that were issued on or after January 1, 2017.

Furthermore, as described in the accompanying prospectus under “U.S. Tax Considerations—Foreign Account Tax Compliance Withholding”, the Securities should initially be grandfathered from the “Foreign Account Tax Compliance Act” (“FATCA”) rules that impose a 30% withholding tax on certain payments to investors and intermediaries that fail to comply with certain certification and information reporting requirements. However, any payments on the Securities that are subject to Section 871(m) withholding tax will also be subject to FATCA withholding if the investor or intermediary does not comply with the applicable FATCA certification and identification requirements. In addition, if, as discussed above, the Securities are deemed reissued for tax purposes after the applicable FATCA grandfather date, the Securities may not have grandfathered status after the deemed reissuance and may accordingly be subject to FATCA thereafter. Moreover, as discussed above, the Securities will all be fungible with each other and withholding agents may therefore be unable to distinguish between Securities that are subject to FATCA and those that are not subject to FATCA. Accordingly, non-U.S. holders of Securities should generally assume that withholding agents will treat all of the Securities as subject to FATCA.

We will not pay additional amounts with respect to any withholding taxes that are imposed on the Securities.

The application of Section 871(m) and FATCA to your Securities is complex, and uncertainties exist regarding the application of such rules to your Securities. If you are a non-U.S. holder, you should consult your tax advisor about the application of Section 871(m) and FATCA to your Securities, and other potential U.S. federal income tax risks associated with owning the Securities.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $37,500,000 aggregate Stated Principal Amount of Securities (1,500,000 Securities) to UBS Securities LLC. After the Initial Trade Date, from time to time we may register additional Securities and sell them at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We expect to receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC and UBS Financial Services Inc. The Securities may be sold at a price that is higher or lower than the Stated Principal Amount. UBS Securities LLC and UBS Financial Services Inc. may charge normal commissions for the sale of the Securities and may also receive a portion of the Annual Tracking Fee in connection with future distributions.

Additional Securities may be offered and sold from time to time through UBS Securities LLC and UBS Financial Services Inc., as agents, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell additional Securities or the full aggregate Stated Principal Amount of Securities set forth on the cover of this pricing supplement. We may suspend or cease sales of the Securities at any time, at our discretion, or resume sales of the Securities, or we may condition our acceptance of a market maker’s, other market participant’s or investor’s offer to purchase Securities on its agreeing to purchase certain exchange traded notes issued by UBS or enter into certain transactions consistent with our hedging strategy, including but not limited to swaps, OTC derivatives, listed options, or securities, any of which could materially and adversely affect the trading price and liquidity of the Securities in the secondary market. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short

Supplemental Plan of Distribution

sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Fee to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Conflicts of Interest

Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding any underwriting discount) from the public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: ol-ubs-etracs@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90274D432

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [                    ], 20[    ]*

Broker Contact Name: [            ] Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

*	Subject to adjustment as described in the product supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER] Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series B, Exchange Traded Access Securities due October 16, 2042, CUSIP No. 90274D432, redeemable for a cash amount based on the performance of the MVIS US Mortgage REITs Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],* with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the product supplement.

B-1

We have not authorized anyone to provide you with information other than the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

Pricing Supplement

Risk Factors	PS-1
Hypothetical Examples	PS-9
The MVIS US Mortgage REITs Index	PS-15
Additional Terms of the Securities	PS-26
Material U.S. Federal Income Tax Consequences	PS-27
Supplemental Plan of Distribution	PS-31
Conflicts of Interest	PS-32
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Product Supplement

Product Supplement Summary	S-1
Hypothetical Examples	S-11
Risk Factors	S-17
Valuation of the Index and the Securities	S-32
General Terms of the Securities	S-34
Use of Proceeds and Hedging	S-52
Material U.S. Federal Income Tax Consequences	S-53
Benefit Plan Investor Considerations	S-59
Supplemental Plan of Distribution	S-61
Conflicts of Interest	S-61
Form of Notice of Early Redemption	A-1
Form of Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$450,000,000 ETRACS

Monthly Pay 2xLeveraged

Mortgage REIT ETN Series B due October 16, 2042

Amendment No. 4 dated May 14, 2019† to

Pricing Supplement dated October 8, 2015

(To Product Supplement dated October 8, 2015 and Prospectus dated October 31, 2018)

UBS Investment Bank